Exhibit 5.2

BRIGARD & URRUTIA ABOGADOS S.A.S. NIT. 800.134.536-3

July 6, 2023

Ecopetrol S.A.

Carrera 13 No. 36-24

Bogotá, D.C., Colombia

As Representatives of the Issuer

Ladies and Gentlemen,

We have acted as special Colombian counsel to Ecopetrol S.A., a mixed economy company (sociedad de economía mixta) organized as a stock corporation (sociedad anónima) under the laws of the Republic of Colombia (“Colombia”) (the “Issuer”), in connection with the Issuer’s offering of U.S.$300,000,000 aggregate principal amount of the Issuer’s 8.875% Notes due 2033 (the “Notes due 2033”) and U.S.$1,200,000,000 aggregate principal amount of the Issuer’s 8.625% Notes due 2029 (the “Notes due 2029” and together with the Notes due 2023, the “Securities”), pursuant to the Underwriting Agreement dated as of June 28, 2023 (the “Underwriting Agreement”), between the Underwriters and yourselves. The Securities will be issued pursuant to the Indenture (as defined herein). All capitalized terms not defined herein have such definitions as are specified in the Underwriting Agreement and the Indenture (together, the “Agreements”).

We have considered the laws of Colombia, including its Constitution and the relevant decrees, treaties, rules, regulations and codes, as of the date hereof, and have examined such documents and instruments as we have deemed necessary to give this opinion, including the following:

a.	The Underwriting Agreement;

b.	The indenture dated as of July 23, 2009 (the “Indenture”), between the Issuer and the Bank of New York Mellon (the "Trustee"). The Indenture was amended by Amendment No. 1 to the Indenture, dated as of June 26, 2015, between the Issuer and the Trustee (“Amendment No. 1”);

c.	The form of the Securities to be executed on behalf of the Issuer;

d.	The officer’s certificate dated July 6, 2023 delivered by the Issuer to the Trustee pursuant to Section 301 of the Indenture;

e.	A copy of the certificate of incorporation and legal representation of the Issuer as of July 4, 2023 issued by the Chamber of Commerce of Bogota;

f.	A copy of the Issuer’s bylaws in effect as of the date provided to us by the Issuer; and

g.	Copies of all relevant provisions of Colombian laws, decrees, directives and other governmental acts pertaining to the authorization of the issuance and sale of the Securities, including:

1.            The Issuer’s board of directors’ secretary’s certificate concerning meeting dated January 26, 2023 authorizing the issuance and offering of the Securities;

Bogotá, Colombia | Calle 70 Bis No. 4-41 | Tel: (601) 346 2011 | Fax: (601) 310 0609

Cali, Colombia | Calle 6 Norte No. 1-42 | Tel: (602) 489 7394

BRIGARD & URRUTIA ABOGADOS S.A.S. NIT. 800.134.536-3

2.            The authorization granted by the MHCP pursuant to Resolution 1592 dated June 28, 2023, relating to the issuance and sale of the Securities and the execution and performance of the documents required to consummate the transaction;

3.            The filing of information before the Colombian Central Bank (Banco de la República) of public external indebtedness report on Form No. 6 (Formulario 6), resulting from the issuance of the Securities under the Indenture and the Securities; and

4.            Evidence of the publication of the Underwriting Agreement in the Sistema Electrónico para la Contratación Pública – SECOP.

In providing this opinion, we have made the following assumptions: (a) the authenticity and genuineness of all signatures; (b) that all documents submitted to us as copy or specimen documents conform to their originals; (c) the authenticity and completeness of the original documents from which such copies were made (d) that all documents submitted to us have not been amended or affected by any subsequent action not disclosed or known to us; (e) that each of the parties to the Underwriting Agreement, the Indenture and the Securities (collectively, the "Transaction Documents"), other than the Issuer, has the corporate power and authority to enter into and perform each of the Transaction Documents, and that the Transaction Documents have been duly authorized, executed, and delivered by each of such parties other than the Issuer.

We have relied, as to factual matters, on representations, statements and warranties contained in the Underwriting Agreement and in the documents we have examined. Also, we have examined such corporate records, certificates and other documents, and such questions of law, as we considered necessary or appropriate for the purposes of this opinion. The opinions herein are limited in all respects to the laws of Colombia as they stand at the date hereof and as they are currently interpreted. We do not express any opinion on the laws of any jurisdiction other than Colombia.

Based on the foregoing and upon such investigation, as we have deemed necessary, we are of the opinion that:

1. The Issuer is a mixed economy company (sociedad de economía mixta) duly organized, validly existing and in good standing under the laws of Colombia and has the necessary corporate power and capacity to own its property and assets and to carry on its business under the laws of Colombia.

2. The execution, delivery and performance by the Issuer of its obligations under the Agreements and the Securities have been duly authorized by all necessary action on its part and by all necessary constitutional, legislative, executive, administrative and other governmental action.

3. The Securities have been duly authorized, executed, issued and delivered by the Issuer in accordance with the Indenture and, assuming due authentication and delivery by the Trustee (and assuming that the Securities constitute valid and legally binding obligations under the laws of the State of New York, and are issued and delivered against payment of the purchase price therefor), the Securities will constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their respective terms, except as the enforcement thereof may be limited by exequatur requirements for the recognition of foreign judgments in Colombia, specific regulations applicable to state owned companies, Colombian public policy laws, bankruptcy, insolvency, moratorium (including, without limitation, all laws relating to fraudulent transfers) or other similar laws relating to or affecting enforcement of creditor's rights generally, or by general principles of equity, and will be entitled to the benefits of the Indenture.

Bogotá, Colombia | Calle 70 Bis No. 4-41 | Tel: (601) 346 2011 | Fax: (601) 310 0609

Cali, Colombia | Calle 6 Norte No. 1-42 | Tel: (602) 489 7394

BRIGARD & URRUTIA ABOGADOS S.A.S. NIT. 800.134.536-3

Our opinion is subject to the assumptions, qualifications, exceptions and limitations indicated elsewhere herein. It is also limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly so stated.

This opinion letter speaks only as of the date hereof and is limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter in connection with the transaction to which it is related. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, which may occur after the date of this opinion letter than might affect the opinions expressed herein. We are qualified to practice law in Colombia, and we express no opinion herein as to any laws of any jurisdiction other than the laws of Colombia. We are furnishing this letter to you solely for your benefit in connection with the offering of the Securities. This opinion is solely for your benefit and may not be relied upon in any manner or any purpose by any other person.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K dated the date hereof filed by the Issuer and incorporated by reference into the Registration Statement on Form F-3 dated May 28, 2021 (File No. 333-256623) filed by the Issuer to effect the registration of the Securities under the Securities Act of 1933, as amended (the “Securities Act”) and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

BRIGARD & URRUTIA ABOGADOS S.A.S.

Bogotá, Colombia | Calle 70 Bis No. 4-41 | Tel: (601) 346 2011 | Fax: (601) 310 0609

Cali, Colombia | Calle 6 Norte No. 1-42 | Tel: (602) 489 7394